Exhibit 10.1

DATED	2007

(1)	TRIPOS DISCOVERY RESEARCH LIMITED

(2)	SOUTH WEST OF ENGLAND REGIONAL DEVELOPMENT AGENCY

(3)	TRIPOS, INC

(4)	COMMONWEALTH BIOTECHNOLOGIES, INC

Supplemental Agreement

relating to the sale of

Land and Building at

Bude Stratton Industrial Estate

www.ashfords.co.uk

THIS SUPPLEMENTAL DEED is made the   day of          Two Thousand and Seven

BETWEEN

(1)            TRIPOS DISCOVERY RESEARCH LIMITED incorporated and registered in England and Wales with company number 02493812 whose registered office is at The Courtyard, High Street, Ascot, Berkshire (“Tripos Discovery”)

(2)            SOUTH WEST OF ENGLAND REGIONAL DEVELOPMENT AGENCY (a body corporate under the Regional Development Agencies Act 1998) of Sterling House, Dix’s Field, Exeter, Devon, EX1 1QA ( “Agency”)

(3)            TRIPOS INC a company incorporated in Utah whose registered office is situated at 1699 South Hanley Road, St. Louis, Missouri 63144, USA (“Tripos”)

(4)            COMMONWEALTH BIOTECHNOLOGIES, INC, a company incorporated in Virginia whose registered office is situated at 601 Biotech Drive, Richmond, Virginia 23235, USA (“CBI”)

BACKGROUND

1.             The Agency and the Tripos Discovery have Today entered into an Agreement for Sale (“the Property Sale Agreement”) in relation to land and buildings at Bude Stratton Industrial Estate, Bude, Devon, England (“the Property”).

2.             Tripos is the sole shareholder in Tripos Discovery and CBI will become the sole shareholder in Tripos Discovery under the Share Sale Agreement and Tripos and CBI have agreed with the Agency that the proceeds of the sale of the Property will be used in accordance with this deed.

3.             By a grant offer letter (“the Grant Letter”) dated 23rd April 2002 the Secretary of State offered, and Tripos Discovery accepted, a grant not exceeding £2,400,000 to carry out the project therein described.

4.             On 24th April 2002 Tripos provided to the Secretary of State an authorised parental undertaking and guarantee (“the Guarantee”) that if any sums became repayable by Tripos Discovery under the terms of the Grant Letter and Tripos Discovery did not repay on first demand, Tripos would pay the Secretary of State the amount repayable together with interest.

5.             In April 2006 Tripos Discovery alerted the Secretary of State to the fact that they had made staff redundant and that their prospects of meeting the project targets were remote.

6.             The Secretary of State is understood to be willing to release the obligations in the Grant Letter and the Guarantee subject to receiving £591,000 and being satisfied with the eventual plans for the continuation and development of the Tripos Discovery business.

IT IS AGREED as follows:

1.             In this Agreement the following expressions shall have the following meanings respectively:

Agency’s Solicitors: Ashfords of Grenadier Road Exeter EX1 3LH or such other solicitors as the Agency shall appoint for the purposes of this deed and notify to Tripos

Condition: has the meaning given in clause 2.1

Connected Person: has the same meaning as in section 839 of the Income and Corporation Taxes Act 1988

Balance Proceeds of Sale: the purchase price payable under the Agreement for Sale less the Escrow Monies

Deed of Release: a release of Tripos Discovery and Tripos from the obligations under the Grant Letter (other than the obligation in Paragraph 8 of the Grant Letter in relation to enquires by the European Commission) and the Guarantee

Escrow Account: a client account operated by the Agency’s Solicitors

Escrow Monies: £520,000 from the purchase monies payable under the Property Sale Agreement

Insolvent:  means Tripos Discovery is:

a.            Insolvent or unable to pay it’s debts within the meaning of Section 123 Insolvency Act 1986 or has stopped paying it’s debts as they fall due;

b.            An order has been made, petition presented, resolution passed, meeting convened or any steps have been taken for the winding up of Tripos Discovery;

c.            An administrator, liquidator, provisional liquidator, receiver (including administrative receiver) has been appointed or steps have been taken to appoint one in respect of Tripos Discovery or in respect of all or any part of the assets of Tripos Discovery;

d.            Distress, execution or other process has been levied or threatened in writing in respect of any asset of Tripos Discovery;

e.            A voluntary arrangement, compromise or scheme of arrangement has been proposed, sanctioned or approved in respect of Tripos Discovery;

f.              Tripos Discovery has been removed or there is an application pending for the removal of Tripos Discovery from the Register of Companies

Release Confirmations: written confirmations from:

(a) the Secretary of State that the Secretary of State has agreed to grant to Tripos and Tripos Discovery a release of the obligations under the Grant Letter and Guarantee; and

(b) Tripos Discovery and Tripos that the Deed of Release is in a satisfactory form.

Share Sale Agreement: an agreement dated 11 May 2007 for the acquisition by CBI of all the share capital in Tripos Discovery

Termination Date: 24 June 2007 or such later date as all the parties agree in writing

1.1.          In this Deed references to;

1.1.1.       any statute or any section thereof or legislation generally include any statutory extension or modification, amendment or re-enactment of such statutes and include all instruments, orders, bye-laws and regulations for the time being made, issued or given thereunder or deriving validity therefrom, and all other legislation of the European Community that is directly applicable to the United Kingdom.

1.1.2.       any clause, sub-clause, paragraph, sub-paragraph or schedule without further designation shall be construed as a reference to the clause, sub-clause, paragraph, sub-paragraph or schedule to this Deed so numbered;

1.1.3.       this Deed includes any variations hereto made from time to time and any agreement expressed to be supplemental hereto;

1.1.4.       words importing one gender shall include both genders and the singular shall include the plural and vice versa.

2.            Pre-Condition

2.1.          This agreement is conditional upon; closing the Share Sale Agreement; obtaining the Release Confirmations; and the exchange and completion of the Property Sale Agreement, prior to the Termination Date.

2.2.          The provisions of clauses 3, and 4 take effect from the satisfaction of the Condition.

2.3.          If the Condition is not satisfied by the Termination Date then this Agreement is at an end and of no further effect.

3.            Payment to the Secretary of State

3.1.          Tripos, CBI and Tripos Discovery agree that the Escrow Monies shall be held in the Escrow Account until the Agency receives the Release Confirmations.

3.2.          Upon receipt of the last of the Release Confirmations the Agency shall procure that the Escrow Monies are paid to the Secretary of State to be held to order pending the completion of the Deed of Release.

3.3.          If prior to the receipt of the of the Release Confirmations the Agency receives notice from the Secretary of State that he has demanded payment of sums which have become repayable by Tripos Discovery or payable by Tripos under the Grant Letter and Guarantee respectively,  then the Agency shall procure that the Escrow Monies are paid to the Secretary of State towards payment of the sums demanded.

4.            Proceeds of Sale

4.1.          Tripos, CBI and Tripos Discovery jointly and severally undertake to the Agency that the Balance of the Proceeds of Sale shall be retained by Tripos Discovery to be used;

4.1.1.       as required under the Property Sale Agreement;

4.1.2.       to repay existing finance agreements in relation to plant and equipment at the Property in accordance with the repayment schedule attached or such other repayment scheme as is approved in writing by the Agency; and

4.1.3.       as working capital for the Tripos Discovery business carried on at the Property.

4.2.          Tripos, CBI and Tripos Discovery jointly and severally undertake to the Agency that the Balance Proceeds of Sale will not be used to pay dividends, management charges, or other sums now or in the future due to:

4.2.1.       Tripos or any Connected Person to Tripos, or by other means be passed to Tripos or any Connected Person to Tripos; or

4.2.2.       CBI or any Connected Person to CBI, or by other means passed be to CBI or any Connected Person to CBI.

4.3.          Tripos, CBI and Tripos Discovery jointly and severally agree to provide the Agency with all such information as the Agency may require in order to satisfy itself that clauses 4.1 and 4.2 have been complied with, and shall provide access for inspection and copying purposes only to relevant information within their possession.

4.4.          Tripos undertakes to the Agency to pay or repay to Tripos Discovery, or, if Tripos Discovery becomes Insolvent or ceases to trade from the Property , as the Agency directs, any of the Balance of the Proceeds of Sale;

4.4.1.       received or held by Tripos, or any Connected Person to Tripos, in breach of clause 4.2; or

4.4.2.       which the Agency is reasonable satisfied, acting in good faith, are not used in accordance with clause 4.1.

4.5.          CBI undertakes to the Agency to pay or repay to Tripos Discovery, or, if Tripos Discovery becomes Insolvent or ceases to trade from the Property, as the Agency directs, any of the Balance of the Proceeds of Sale;

4.5.1.       received or held by CBI, or any Connected Person to CBI, in breach of clause 4.2, or

4.5.2.       which the Agency is reasonable satisfied, acting in good faith, are not used in accordance with clause 4.1.

4.6.          The provisions of Section 4.1 and 4.4 shall be binding upon Tripos only with regards to matters arising whilst Tripos is a shareholder of Tripos Discovery, or whilst Tripos Discovery is acting in accordance with obligations to or the requirements of Tripos.

4.7.          In determining whether the Balance Proceeds of Sale have been used in accordance with clause 4.1 and in calculating any sum to be paid or repaid under clauses 4.4 and 4.5, clause 4.1.3 shall be deemed to have been subject to the following proviso if Tripos Discovery becomes Insolvent or ceases to trade from the Property prior to 31 December 2008;

“PROVIDED ALWAYS that the aggregate expenditure under this clause 4.1.3 shall not exceed £250,000 prior to the repayment in full of all the existing finance agreements in relation to plant and equipment at the Property”

4.8.          CBI agrees to:

4.8.1.       comply with such monitoring and reporting requirements relating to Tripos Discovery and the Tripos Discovery business as the Agency may from time to time require;

4.8.2.       notify the Agency as soon as possible of any meetings of the board of directors of Tripos Discovery and allow a representative of the Agency to attend and participate in such meetings.

4.9.          The Agency confirms that in consideration of the agreements made herein, Tripos is released from its obligations as guarantor under the Development Agreement dated 19th June 2003.

5.            Jurisdiction

This Deed shall be governed by and construed in accordance with the laws of England and each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

6.            Counterparts

This agreement may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart), each of which, when executed and delivered, shall be an original and which together shall have the same effect as if each party had executed and delivered the same document.

7.            Liability and Severance

7.1.          The Agency may take action against, or release or compromise the liability of, any of the other parties, or grant time or other indulgence, without affecting the liability of any other parties.

7.2.          If any provision of this agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

7.3.          If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

7.4.          The parties agree, in the circumstances referred to in clause 7.1 and if clause 7.2 does not apply, to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the parties under any invalid or unenforceable provision of this agreement shall be suspended while an attempt at such substitution is made.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

THE CORPORATE SEAL of	)
the SOUTH WEST OF ENGLAND	)
REGIONAL DEVELOPMENT	)
AGENCY hereto affixed is	)
authenticated by:	)

Authorised Signatory

Authorised Signatory

EXECUTED as a deed and delivered	)
on the date hereof by Tripos	)
Discovery Research Limited	)
acting by two of its directors or	)
a director and its secretary	)

/s/ John P. McAlister
Director

/s/ Simon Cole
Director/Secretary

EXECUTED as a deed by Tripos	)
Inc and signed by John P. McAlister	)
and Ralph Lobdell.	)
acting, in accordance with the law	)
of Utah under the authority of Tripos	)
Inc pursuant to a resolution of the	)
Board/shareholders dated May 30, 2007)

/s/ John P. McAlister

/s/ Ralph Lobdell

EXECUTED as a deed by	)
Commonwealth Biotechnologies,	)
Inc and signed by Richard J. Freer,	)
acting, in accordance with the law	)
of Virginia under the authority of	)
Commonwealth Biotechnologies,	)
Inc pursuant to a resolution of the	)
Board/shareholders dated May 1, 2007.	)

/s/ Richard J. Freer